UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):  July 30, 2019

Akorn, Inc.
Akorn Inc
(Exact Name of Registrant as Specified in Charter)

Louisiana	001-32360	72-0717400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1925 W. Field Court, Suite 300, Lake Forest, Illinois 60045
(Address of Principal Executive Offices) (Zip Code)
(847) 279-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	AKRX	The Nasdaq Stock Market LLC The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

As previously disclosed, Akorn, Inc. (the “Company”) is a defendant in a putative class action litigation captioned In re Akorn, Inc. Data Integrity Securities Litigation, C.A. No. 18-cv-1713 (N.D. Ill.), alleging certain violations of the Securities Exchange Act of 1934 (the “Securities Class Action”).  The Securities Class Action was described in further detail in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019.  The Company and the lead plaintiffs in the Securities Class Action have advised the court presiding over the Securities Class Action that they have entered into a non-binding agreement in principle to resolve the Securities Class Action and the claims of the putative class (the “Class Claims”).  On July 30, 2019, at a scheduled court conference, the court ordered that the parties file a motion for preliminary approval no later than August 9, 2019, and set a hearing on the motion for August 26, 2019.  Any objections to the motion for preliminary approval will be due no later than August 19, 2019.  The court further entered a finding of relatedness with respect to Manikay Master Fund, LP et al. v. Akorn, Inc. et al., 19-cv-4651 (N.D. Ill.), and requested reassignment of that action.

Under the terms of the non-binding agreement in principle, the putative class would release the Class Claims in exchange for a combination of (i) up to $30 million in insurance proceeds from the Company’s D&O insurance policies, (ii) the issuance by the Company of approximately 6.5 million shares of the Company’s common stock and any additional shares of Company common stock that are released as a result of the expiration of out of the money options through December 31, 2024 and (iii) the issuance by the Company of contingent value rights (“CVR”) with a five year term, subject to an extension of up to two years under certain circumstances.  Under the terms of the non-binding agreement in principle, holders of the CVR would be entitled to receive an annual cash payment from the Company of 33.3% of “Excess EBITDA” (i.e., earnings before interest, taxes, depreciation and amortization (EBITDA) above the amount of EBITDA required to meet a 3.0x net leverage ratio, assuming a $100.0 million minimum cash cushion, before any such CVR payment is triggered).  To the extent any such annual payments are triggered under the CVR, they are capped at an aggregate of $12.0 million per year and $60.0 million in the aggregate during the term of the CVR.

Upon certain change of control transactions during the term of the CVR, if the Company’s first lien term loan lenders and holders of the Company’s other debt are repaid in full, the CVR would entitle the holders thereof to a cash payment in the aggregate amount of $30.0 million (the “Change of Control Payment”).  If the Company is the subject of a voluntary or involuntary bankruptcy filing during the term of the CVR, the CVR agreement would provide that holders of the CVR would receive in the aggregate a $30.0 million unsecured claim (which unsecured claim will be subordinated to any deficiency claim of the Company’s first lien term loan lenders and holders of the Company’s other secured debt in any such bankruptcy case) (the “Bankruptcy Claim”).  The $60.0 million cap on annual payments would not apply to the Change of Control Payment or the Bankruptcy Claim, if any.  No further amounts would be payable under the CVR following such a change of control transaction or bankruptcy event.

As required by generally accepted accounting principles, the Company recorded an estimated  charge and corresponding liability of $74 million associated with the non-binding agreement in principle, which will be reflected in the Company’s financial statements in its Quarterly Report on Form 10-Q for the period ended June 30, 2019.

The non-binding agreement in principle is subject to numerous terms and conditions including, among other things, (i) the negotiation and execution of a definitive settlement agreement among the parties, (ii) the unilateral right of the Company and the other defendants in the Securities Class Action to terminate the definitive settlement agreement if persons who purchased a number of shares exceeding a to be agreed threshold opt out of and elect not to participate in or be bound by the proposed settlement and (iii) final approval of the definitive settlement agreement by the court.  There can be no guarantee that the parties will enter into a definitive settlement agreement (or the final terms thereof), that the Company and the other defendants will not exercise their termination right or that the definitive settlement agreement will receive court approval.

The Company and the other defendants in the Securities Class Action have denied and continue to deny each and all of the claims alleged in the Securities Class Action, and the entry into the non-binding agreement in principle is not an admission of wrongdoing or acceptance of fault by the Company or any of the other defendants.

No Offer or Solicitation

This communication is for informational purposes only and shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, and nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction or an applicable exemption therefrom.

Cautionary Note Regarding Forward-Looking Statements

This report includes statements that may constitute “forward-looking statements”, including expectations regarding the non-binding agreement in principle to settle the Securities Class Action, the consideration to be paid in connection therewith and the negotiation, execution and court approval of a definitive settlement agreement. When used in this document, the words “will,” “expect,” “continue,” “believe,” “anticipate,” “estimate,” “intend,” “could,” “strives” and similar expressions are generally intended to identify forward-looking statements. These statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A number of important factors could cause actual results of the Company and its subsidiaries to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to:  (i) the effect of the Delaware Court of Chancery’s October 1, 2018 decision against the Company and the Delaware Supreme Court’s December 7, 2018 order affirming the Chancery Court’s decision on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally, (ii) the risk that ongoing or future litigation against the defendants or related to the court’s decision may result in significant costs of defense, indemnification and/or liability, (iii) the outcome of the investigation conducted by the Company, with the assistance of outside consultants, into alleged breaches of FDA data integrity requirements relating to product development at the Company and any actions taken by the Company, third parties or the FDA as a result of such investigations, (iv) the difficulty of predicting the timing or outcome of product development efforts, including FDA and other regulatory agency approvals and actions, if any, (v) the timing and success of product launches, (vi) difficulties or delays in manufacturing, (vii) the Company’s increased indebtedness and obligation to comply with certain covenants and other obligations under its standstill agreement with its first lien term loan lenders (the “Standstill Agreement”), (viii) the Company’s obligation under the Standstill Agreement to enter into a comprehensive amendment that is satisfactory in form and substance to the first lien term loan lenders, (ix) the risk that the parties will not enter into a definitive settlement agreement, (x) the risk that the holders of a significant number of shares may opt out of and elect not to participate in or be bound by the proposed settlement, (xi) the risk that a definitive settlement agreement may not obtain the necessary approval by the court or may be terminated in accordance with its terms, (xii) the risk that insurance proceeds, common shares or other consideration contemplated to be exchanged pursuant to the proposed settlement is not available at the appropriate time and (xiii) such other risks and uncertainties outlined in the risk factors detailed in Part I, Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (as filed with the Securities and Exchange Commission (“SEC”) on March 1, 2019) and in Part II, Item 1A, “Risk Factors,” of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 (as filed with the SEC on May 9, 2019) and other risk factors identified from time to time in the Company’s filings with the SEC. Readers should carefully review these risk factors, and should not place undue reliance on the Company’s forward-looking statements. These forward-looking statements are based on information, plans and estimates at the date of this report. The Company undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.

Date: July 30, 2019	By:	/s/ Duane A. Portwood
		Name:	Duane A. Portwood
		Title:	Chief Financial Officer